Bandwidth Appoints Chip Schroeder to Board of Directors
Former Silver Lake Managing Director brings extensive experience advising large, established technology businesses
RALEIGH, N.C., Oct. 29, 2026 – Bandwidth Inc. (NASDAQ: BAND), a leading global cloud communications company, today announced that its board of directors has elected Chip Schroeder as a director. His election is effective Oct. 28, 2026, and brings Bandwidth’s board to six members, four of whom are independent.

Schroeder has extensive investment and board experience with large, established technology and technology-enabled businesses across a range of verticals, including digital infrastructure, fintech, software and entertainment. He spent more than a decade at Silver Lake in the Menlo Park and New York offices, rising to managing director and working closely with portfolio company leadership teams advising on strategic growth, capital allocation and long-term value creation.

During his time at Silver Lake, Schroeder served on the boards of directors of Blackhawk Network, Cast & Crew, Clubessential Holdings, Oak View Group and Shadowbox Studios, among others. He graduated from Stanford University with a B.A. in History, where he competed on the varsity rowing team. He is currently active in investing, Christian ministry and biblical studies at Reformed Theological Seminary in Orlando, Fla.

“Chip brings deep experience in go-to-market, corporate strategy and capital markets, built over more than a decade working with the leaders of large, growing technology businesses across verticals, business models and market cycles,” said David Morken, Bandwidth’s Co-founder, Chairman and CEO. “Just as important, he appreciates Bandwidth’s unique, mission-driven culture. I’m delighted to welcome him to the board as we continue to scale.”

“What I've enjoyed most throughout my career is working alongside leadership teams as they build and grow substantial businesses,” said Schroeder. “Bandwidth is at an exciting stage in its growth, serving some of the world's largest companies as super intelligence opens a new chapter for communications. I’m also impressed by Bandwidth’s distinctive culture and values, which I consider essential to building a successful business for the long term. I’m looking forward to working with David and the team.”

About Bandwidth Inc.
Bandwidth Inc. (NASDAQ: BAND) is a leading global cloud communications company that helps enterprises deliver exceptional experiences through voice calling, text messaging and emergency services. Our solutions and our Communications Cloud, covering ~70 countries and 90 percent of global GDP, are trusted by all the leaders in unified communications and cloud contact centers–including Amazon Web Services (AWS), Cisco, Google, Microsoft, RingCentral, Zoom, Genesys and Five9–as well as Global 2000 enterprises and SaaS builders like Docusign,

Uber and Yosi Health. As a founder of the cloud communications revolution, we are the first and only global Communications Platform-as-a-Service (CPaaS) to offer a unique combination of composable APIs, super intelligence capabilities, owner-operated network and broad regulatory experience. Our award-winning support teams help businesses around the world transform their communications every day.

Investor Contact
Nils Erdmann
Bandwidth
ir@bandwidth.com

Media Contact
David Doolittle
Bandwidth
ddoolittle@bandwidth.com